Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Announces CFO Transition

HOUSTON, TX, AUGUST 1, 2017 — Willbros Group, Inc. (NYSE: WG) announced today that Van A. Welch, Executive Vice President, Chief Financial Officer & Chief Accounting Officer, has informed the Company of his intention to resign from his position effective August 30, 2017. Mr. Welch has accepted a similar position with a company in a different industry and has agreed to assist the Company during this transition period as it initiates a search process to fill this important role.

Van stated, “I am proud to have been a part of Willbros over the last 11 years and playing a part in positioning the company for future success. I am committed to assisting the company in a seamless transition supporting Mike and the Board over the next 30 days.”

Mike Fournier, President & Chief Executive Officer, commented “On behalf of the entire management team and the Board of Directors, I would like to thank Van for his hard work and dedication. Van’s financial leadership and contributions have been many and substantial during his tenure, including building a strong team that will continue to drive our financial function. We wish him well in his new endeavor.”

About Willbros

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

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1 of 1 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172